TBS International Limited Announces the Acquisition of a Handysize Bulk Carrier Expanding its Fleet to 37 Vessels

HAMILTON, BERMUDA – September 13, 2007 - TBS International Limited (NASDAQ: TBSI) announced today that it has entered into an agreement to acquire the M.V. Gebe Oldendorff, to be renamed the M.V. Oneida Princess, a 1998 built, 23,510 dwt handysize bulk carrier. TBS agreed to acquire the vessel charter free for $32.0 million with expected delivery in January 2008.

Following this acquisition as well as the previously announced acquisitions of three other vessels, TBS' fleet will comprise 37 vessels in total, with an aggregate of 1,102,524 dwt, including 20 multipurpose tweendeckers and a combination of 17 handysize and handymax bulk carriers.

Joseph E. Royce, Chairman, Chief Executive Officer and President, stated:
“We are very pleased to announce the acquisition of the M.V. Oneida Princess which expands our bulk carrier fleet to 17 handysize and handymax bulk carriers and our overall fleet to 37 vessels.

“Between now and the end of January 2008, based on the acquisitions we have already announced, we expect to take delivery of four bulk carriers, with an aggregate of 112,564 deadweight tons: the M.V. Yakima Princess, a handymax vessel, the M.V. Arapaho Belle, the M.V. Savannah Belle, and the M.V. Oneida Princess, three handysize vessels.

“These additions to our fleet take place in a period of robust customer demand and strong freight rates and will enable us to better serve our expanding customer base and the increasing volume of cargoes we transport. Given the growth of our business, we intend to continue looking for suitable acquisitions of additional vessels in the second-hand market.

“I would like to remind you that we also have on order with Chinese shipyards six 34,000 dwt multipurpose vessels, with retractable tweendecks, specifically designed by TBS to serve our needs. Two of these vessels are scheduled for delivery in 2009 and the remaining four in 2010.”

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Mediterranean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in TBS's filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by forward-looking statements is the ability of the buyer and seller of the vessel to satisfy customary conditions to our obligation to purchase the vessel. Other factors that could affect TBS's operations and results are discussed in TBS's filings with the Securities and Exchange Commission. TBS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Visit our website at www.tbsship.com

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: nbornozis@capitallink.com